As filed with the Securities and Exchange Commission on April 5, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5030	95-4463937
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

990 Biscayne Blvd., Suite 501
Miami, Florida 33132

(734) 332-7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Galvin

Chairman and Chief Executive Officer

Safe & Green Holdings Corp.

990 Biscayne Blvd., Suite 501

Miami, Florida 33132

(734) 332-7800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

With copies to:

Leslie Marlow, Esq.
Hank Gracin, Esq.
Patrick J. Egan, Esq.
Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 885-5000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 5, 2023

2,760,675 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 2,760,675 shares of common stock, par value $0.01 (“common stock”), of Safe & Green Holdings Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), by Peak One Opportunity Fund, L.P. (“Peak One”) and Peak One Investments, LLC (“Peak One Investments”) (Peak One and Peak One Investments are collectively referred to herein as the “Selling Stockholders”). Peak One Investments is the General Partner of Peak One, both of which are Delaware entities. We are registering the resale of up to 925,000 shares of common stock issuable to Peak One under an equity line in the amount of up to $10,000,000 (the “Equity Line”) established by that certain Equity Purchase Agreement, dated as of February 7, 2023 (“Equity Purchase Agreement”), between us and Peak One, as more fully described in this prospectus and 75,000 shares of common stock issued to Peak One Investments as commitment shares (the “Equity Line Commitment Shares”). In addition, we are also registering: (i) up to 1,210,675 shares of common stock (the “Debenture Shares”) issuable upon the conversion of our 8% convertible debenture, including conversion of $88,000 of accrued interest based on the floor price (the “Debenture”) issued to Peak One, (ii) up to 500,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of warrants (“Warrants”) issued to Peak One Investments, and (iii) 50,000 shares of common stock issued to Peak One Investments as commitment shares (the “Private Placement Commitment Shares”), each of which were issued in a private placement pursuant to the terms of that certain Securities Purchase Agreement, dated as of February 7, 2023 (“Securities Purchase Agreement”). See “Recent Developments” for a description of the Equity Purchase Agreement and the Securities Purchase Agreement and “Selling Stockholders” for additional information regarding Peak One and Peak One Investments. The prices at which the Selling Stockholders may resell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. We will, however, receive proceeds from our sale of our shares of common stock under the Equity Line to the Selling Stockholders and the proceeds of any cash exercise of Warrants by the Selling Stockholders.

The Selling Stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell their shares of common stock in the section titled “Plan of Distribution” on page 19 of this prospectus. The Selling Stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the securities covered by this prospectus, including legal and accounting fees. To the extent the Selling Stockholders decide to sell their shares of common underlying the Warrants or the Debenture, we will not control or determine the price at which the shares are sold.

You should read this prospectus, together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGBX.” The last reported sale price of our common stock on the Nasdaq Capital Market on March 31, 2023 was $1.01 per share. We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock.

Investing in our common stock involves a high degree of risk. Please consider carefully the risks described in this prospectus under “Risk Factors” beginning on page 11 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                   , 2023

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.safeandgreenholdings.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

Unless the context otherwise requires, the terms “Safe & Green,” “we,” “us” and “our” in this prospectus refer to Safe & Green Holdings Corp., and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the Selling Stockholders authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholders are not, making an offer of these securities in any jurisdiction where such offer is not permitted.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, incorporated by reference in this this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the Selling Stockholders have not, authorized anyone to provide you with any information other than that contained, or incorporated by reference, in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the Selling Stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the following summary together with the more detailed information appearing in this prospectus and the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety, including our consolidated financial statements and related notes as well as the section entitled “Risk Factors” herein and in the documents incorporated by reference, before making any investment decision.

Overview

We operate in the following four segments: (i) construction; (ii) medical; (ii) real estate development; and (iv) environmental.  The construction segment designs and constructs modular structures built in our factories using raw materials that are Made-in-America.  In the medical segment we use our modular technology to offer turnkey solutions to medical testing and treatment and generating revenue from medical testing. Our real estate development segment builds innovative and green single or multifamily projects in underserved regions nationally using modules built in one of our vertically integrated factories. The environmental segment, the newest segment, is a sustainable medical and waste management solution that has a patented technology to collect waste and treat waste for safe disposal.

We are a provider of modular facilities (“Modules”). We currently provide Modules made out of both code-engineered cargo shipping containers and wood for use as both permanent or temporary structures for residential housing use and commercial use, including for health care facilities. Prior to the COVID-19 pandemic, the Modules we supplied were primarily for retail, restaurant and military use and were manufactured by third party suppliers using our proprietary technology and design and engineering expertise, which modifies code-engineered cargo shipping containers and purpose-built modules for use for safe and sustainable commercial, industrial and residential building. Since our acquisition in September 2020 of Echo DCL, LLC (“Echo”), one of our key supply chain providers, we now have more control over the manufacturing process and have increased our product offerings to add Modules made out of wood.  In March 2020, in response to the COVID-19 pandemic we began increasing our focus on providing our Modules as health care facilities for deployable medical response solutions. In February 2023, we entered into an agreement with The Peoples Health Care, in Glendale, California, working in conjunction with Teamsters Local 848, to deliver four Modules to provide medical services to union members. During 2021, through our subsidiary, Safe and Green Development Corporation. (“SG DevCorp”) we also began to focus on acquiring property to build multi-family housing communities that allows us to utilize the manufacturing services of SG Echo. Our newest subsidiary, SG Environmental Solutions Corp. (“SG Environmental”), formed in Delaware is focused on biomedical waste removal and will utilize a patented technology that it licenses to shred and disinfect biomedical waste, rendering the waste disinfected, unrecognizable, and of no greater risk to the public health than residential household waste.

Our Modules

Prior to October 2019, our business model was solely a project-based construction model pursuant to which we were responsible for the design and construction of finished products that incorporated our Modules primarily to customers in the retail, restaurant, military and education industries throughout the United States. In October 2019, we changed our business model for our residential building construction to a royalty fee model and entered into a five-year exclusive license with CPF GP 2019-1 LLC (“CPF”) under which CPF licensed on an exclusive basis our proprietary technology and intellectual property to develop and commercialize products in the United States (and its territories) for residential use, including, without limitation, single-family residences and multi-family residences, but excluding military housing. On June 15, 2021, we terminated the exclusive license by mutual agreement and ceased our royalty fee model.

Prior to the COVID-19 pandemic, our core customer base was comprised of architects, landowners, builders and developers who use our Modules in commercial and residential structures. Our cargo modified Modules allow for the redesign, repurpose and conversion of heavy-gauge steel cargo shipping containers into Safe & Green™, which are safe green building blocks for commercial, industrial, and residential building construction, rather than consuming new steel and lumber. Our technology and expertise is also used to purpose-build modules, or prefabricated steel modular units customized for use in modular construction (“SGPBMs” and, together with Safe & Green™, “Modules”), primarily to augment or complement an Safe & Green™ structure.

On June 15, 2021, we terminated that certain Exclusive License Agreement, dated as of October 3, 2019 (the “License Agreement”), with CPF, pursuant to which we had granted CPF an exclusive license solely within the United States and its legal territories to our technology, intellectual property, any improvements thereto, and any related permits, in order to develop and commercialize products within the field of design and project management platforms for residential use, including single-family residences and multi-family residences, but excluding military.  In connection with the termination of the License, we entered into a Settlement and Mutual Release Agreement (the “Settlement and Mutual Release Agreement”) with CPF, and Capital Plus Financial, LLC (“Capital Plus”), a limited partner of CPF, pursuant to which the License Agreement was terminated, we released CPF and CPF MF 2019-1 LLC (“CPF MF”) for any claims in exchange for releases from CPF and Capital Plus and we received an assignment of CPF’s right under certain circumstances to a $1.25 million redemption distribution from CPF MF under its Operating Agreement. We and Paul Galvin previously made loans to CPF in the principal amount of $650,000 and $100,000 evidenced by promissory notes pursuant to the terms of a certain Loan Agreement. The loans are unaffected by the Settlement and Mutual Release Agreement and remain in effect and outstanding in accordance with the terms of the notes evidencing such loans.

Under the License Agreement, during the initial term, CPF had agreed to pay us a royalty of (i) five percent (5%) on the first $20,000,000 of gross revenues derived from CPF’s commercialization of the license (net of customary discounts, sales taxes, delivery charges, and amounts for returns) (the “Gross Revenues”), (ii) four and one-half percent (4.5%) on the next $30,000,000 of Gross Revenues, and (iii) five percent (5%) on all Gross Revenues thereafter (collectively, the “Royalty”), subject to the following minimum royalty payments determined on a cumulative basis during the initial term: $500,000 in year 1, $750,000 in year 2, $1,500,000 in year 3, $2,000,000 in year 4, and $2,500,000 in year 5. During the year ended December 31, 2022 and 2021, we did not receive any royalty payments under the License Agreement.

On October 3, 2019, we had entered into a Loan Agreement and Promissory Note (the “Loan Agreement”) with CPF, which was amended on October 15, 2019 and further amended on November 7, 2019, pursuant to which we agreed to loan CPF $750,000 at an annual interest rate of five percent (5%), with a maturity date of July 31, 2023. Under the Loan Agreement, as amended, we agreed to advance to CPF the first installment of the principal amount, equal to $500,000, no later than January 31, 2020 and the second installment of the principal amount, equal to $250,000, no later than April 15, 2020. As security for this loan, we received a security interest in all of CPF’s membership interests inCPF MF, a Texas limited liability company of which CPF GP is the general partner. If we failed to fund either principal installment, such failure would have constituted a default under the Loan Agreement and a cross default under the License Agreement. On January 21, 2020, pursuant to the Loan Agreement, CPF issued to us a promissory note in the principal amount of $400,000 (the “Company Note”) and issued to Paul Galvin, our Chairman and CEO, a promissory note in the principal amount of $100,000 (the “Galvin Note”). The transaction closed on January 22, 2020, on which date we loaned CPF $400,000 and Mr. Galvin personally loaned CPF $100,000 on behalf of us. The Company Note and Galvin Note bear interest at five percent (5%) per annum, payable, together with the unpaid principal amount of the promissory notes, on the earlier of the July 31, 2023 maturity date or upon the liquidation, redemption sale or issuance of a dividend upon the LLC interests in CPF MF 2019-1 LLC; provided, that the terms of the Galvin Note provide that all interest payments due to Mr. Galvin under the Galvin Note shall be paid directly to, and for the benefit of, our Company.

Modular Construction

The sites we develop will primarily utilize modular construction. We produce purpose built pre-fabricated modular structures, for both residential and commercial use, using wood or steel as the base material. We believe that modular construction provides the following benefits:

STRONG		FAST		GREEN
●	Factory produced modules provide greater quality of construction	●	Modules can be produced in parallel to the local site and civil work to enhance the date of completion	●	Modular construction allows for energy savings and more efficient waste management than traditional construction
●	Modules are inspected by a third party engineering firm to meet or exceed all applicable building codes	●	Projects can save up to 50% on speed to market in comparison to traditional construction	●	Less site disturbance and impact on local traffic
●	Less weather related damage to construction materials

In cases where modular construction is not advantageous, SG DevCorp. Will utilize other construction methods. In the case of building manufacturing facilities, for example, SG DevCorp. Expects to work with a team of third-party architects, engineers and construction management firms with deep experience in developing industrial sites to build out such facilities.

Products Produced with Our GreenSteel™ Modular Technology

The building products developed with our proprietary technology and design and engineering expertise are generally stronger, more durable, environmentally sensitive, and erected in less time than traditional construction methods. The use of the Safe & Green building structure typically provides between four to six points towards the Leadership in Energy and Environmental Design (“LEED”) certification levels, including reduced site disturbance, resource reuse, recycled content, innovation in design and use of local and regional materials. Due to our ability to satisfy such requirements, we believe the products produced utilizing our technology and expertise is a leader in environmentally sustainable construction.

There are three core product offerings that utilize our involves GreenSteel technology and engineering expertise. The first product offering involves GreenSteel Modules, which are the structural core and shell of a Safe & Green building. We procure the containers, engineer required openings with structural steel enforcements, paint the containers and then deliver them on-site, where the customer or a customer’s general contractor will complete the entire finish out and installation. The second product offering involves replicating the process to create the GreenSteel product and, in addition, installing selected materials, finishes and systems (including, but not limited to floors, windows, doors, interior painting, electrical wiring and fixtures, plumbing outlets and bathrooms, roofing system) and delivering Safe & Green pre-fabricated containers to the site for a third party licensed general contractor to complete the final finish out and installation. Finally, the third product offering is the completely fabricated and finished Safe & Green building (including but not limited to floors, windows, doors, interior painting, electrical wiring and fixtures, plumbing outlets and bathrooms, roofing systems), including erecting the final unit on site and completing any other final steps. The building is ready for occupancy and/or use as soon as installation is completed. Construction administration and/or project management services are typically included in our product offerings.

Other Modular Products

We also produce pre-fabricated modular containers, for both residential and commercial use, at SG Echo using wood as the base material instead of steel containers. We have found that many clients prefer a mix of wood and steel containers for their projects, wood for aesthetics and cost-savings, and steel for stability and durability.  Since our acquisition of Echo, approximately 75% of our Module sales have been for wood-based modules.

ESR Approval

In April 2017, the ICC Evaluation Service, LLC (“ICC-ES”) granted us an Evaluation Service Report (“ESR”) for the Safe & Green structural building materials. We believe we are the first modular building company to receive such certification. Our ESR indicates that the ICC-ES recognizes the suitability and technical capabilities of the Safe & Green structural building materials for use in compliance with the International Building Code and Residential Code, the California Building Code and Residential Code, and the Florida Building Code—Building and Residential. We believe our ESR has expedited reviews and approvals by state and local building departments, helped the Safe & Green concept gain wider acceptance in the construction industry and opened up licensing opportunities internationally We also believe the ESR will make it more difficult for other companies in the industry to compete with us because the quality control and design acceptance criteria are specific to us and our associated facilities.

Our ESR is site-specific; therefore, only the inspected and approved facilities can place the ICC-ES mark on the containers. We currently source or fabricate our Safe & Green from 18 facilities located throughout the continental United States. The ICC-ES has currently approved six of these facilities to place the ICC-ES medallion and we will seek ICC-ES approval for additional facilities on an as needed basis. Each of these facilities undergoes an annual inspection by ICC-ES. Currently, each of these facilities has been re-certified by ICC-ES and is current with their recertifications. All Safe & Green manufactured at these facilities have an ESR medallion that validates the quality control process. Because our ESR does not cover SGPBMs, this certification does not extend to buildings constructed using SGPBMs.

Corporate Information

We were incorporated in the State of Delaware on December 29, 1993 under the name CDSI Holdings, Inc. On November 4, 2011, CDSI Merger Sub, Inc., our wholly owned subsidiary, completed a reverse merger with and into SG Building Blocks, Inc. (“SG Building” formerly SG Blocks, Inc.), with SG Building surviving the reverse merger as our wholly owned subsidiary. On December 16, 2022, SG Blocks, Inc. changed its name to Safe & Green Holdings Corp. by filing a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. In addition, on December 16, 2022, our subsidiary, SGB Development Corp. changed its name to Safe and Green Development Corporation by filing a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. Prior to our emergence from bankruptcy in June 2016, our common stock was quoted on the OTC Bulletin Board. Our common stock is currently listed for trading on the Nasdaq Capital Market under the symbol “SGBX.”

Our principal offices are located at 990 Biscayne Blvd., #501, Office 12, Miami, FL 33132. Our website address is www.safeandgreeenholdings.com. The information contained in, and that can be accessed through our website, is not incorporated into and is not a part of this prospectus.

Recent Developments

Private Placement Offering of Common Stock, Debenture and Warrants

On February 7, 2023, we closed a private placement offering (the “Private Placement”) of $1,100,000 in principal amount of our 8% convertible Debenture and the Warrants to purchase up to 500,00 shares of our common stock to Peak One. Pursuant to the Securities Purchase Agreement, the Debenture was sold to Peak One for a purchase price of $1,000,000, representing an original issue discount of ten percent (10%).

In connection with the Private Placement, we paid $15,000 as a non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the transactions contemplated by the Securities Purchase Agreement and issued 50,000 shares of common stock (the “Commitment Shares”) to Peak One, the general partner of Peak One.

The Debenture matures twelve months from its date of issuance and bears interest at a rate of 8% per annum payable on the maturity date. The Debenture is convertible, at the option of the holder, at any time, into such number of shares of our common stock equal to the principal amount of the Debenture plus all accrued and unpaid interest at a conversion price equal to $1.50 (the “Conversion Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and in the event we, at any time while the Debenture is outstanding, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues common stock or other securities convertible into, exercisable for, or otherwise entitle any person the right to acquire, shares of common stock, other than with respect to an Exempt Issuance (as defined in the Debenture), at an effective price per share that is lower than the then Conversion Price. In the event of any such anti-dilutive event, the Conversion Price will be reduced at the option of the holder to such lower effective price of the dilutive event, subject to a floor price of $0.40 per share, unless and until we obtain shareholder approval for any issuance below such floor price.

The Debenture is redeemable by us at a redemption price equal to 110% of the sum of the principal amount to be redeemed plus accrued interest, if any. So long as the Debenture is outstanding, upon any issuance by us of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the holder of the Debenture, then we shall notify the holder of such additional or more favorable term and such term, at holder’s option, will become a part of the transaction documents with the holder. In no event will the holder be entitled to convert any portion of the Debenture in excess of that portion which would Result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of our common stock, unless the holder delivers to us written notice at least sixty-one (61) days prior to the effective date of such notice that the provision be adjusted to 9.99%.

While the Debenture is outstanding, if we receive cash proceeds of more than $1,000,000 (“Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, we shall, within two (2) business days of our receipt of such proceeds, inform the holder of such receipt, following which the holder shall have the right in its sole discretion to require us to immediately apply up to 50% of all proceeds received by us (from any source except with respect to proceeds from the issuance of equity or debt to our officers and directors) after the Minimum Threshold is reached to repay the outstanding amounts owed under the Debenture.

Upon the occurrence of certain events of default specified in the Debenture, such as a failure to honor a conversion request, failure to maintain our listing, our failure to comply with its obligations under Securities Exchange Act of 1934, as amended (the “Exchange Act”), a breach of our representations or covenants, or the failure obtain shareholder approval within 60 days after the Exchange Cap (as defined) is reached, as amended, 110% of all amounts owed to holder under the Debenture, together with default interest at 18% per annum if any, shall then become due and payable.

The Warrants expire five years from its date of issuance. The Warrants are exercisable, at the option of the holder, at any time, for up to 500,000 of shares of our common stock at an exercise price equal to $2.25 (the “Exercise Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and in the event we, at any time while the Warrants are outstanding, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues common stock or other securities convertible into, exercisable for, or otherwise entitle any person the right to acquire, shares of common stock, other than with respect to an Exempt Issuance, at an effective price per share that is lower than the then Exercise Price. In the event of any such anti-dilutive event, the Exercise Price will be reduced at the option of the holder to such lower effective price of the dilutive event, subject to a floor price of $0.40 per share, unless and until we obtain shareholder approval for any issuance below such floor price.

We entered into a Registration Rights Agreement, dated February 7, 2023, with Peak One where we agreed to file a registration statement within 60 days of the date of the Securities Purchase Agreement to register the shares of our common stock issuable underlying the Debenture and the Warrants as well as the Commitment Shares with the Securities and Exchange Commission (the “SEC”). The registration statement of which this prospectus forms a part is being filed to satisfy the obligations under the Registration Rights Agreement.

In connection with the Private Placement, we paid a placement fee of $70,000 to Maxim Group, LLC.

The Securities Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, Peak One represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and we sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Peak One Equity Line and Equity Purchase Agreement

On February 7, 2023, we entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) and related Registration Rights Agreement with Peak One, pursuant to which we shall have the right, but not the obligation, to direct Peak One to purchase up to $10,000,000 (the “Maximum Commitment Amount”) in shares of our common stock in multiple tranches upon satisfaction of certain terms and conditions contained in the Equity Purchase Agreement and Registration Rights Agreement, which includes but is not limited to filing a registration statement with the SEC and registering the resale of any shares sold to Peak One. Further, under the Equity Purchase Agreement and subject to the Maximum Commitment Amount, we have the right, but not the obligation, to submit a Put Notice (as defined in the Equity Purchase Agreement) from time to time to Peak One (i) in a minimum amount not less than $25,000 and (ii) in a maximum amount up to the lesser of ((a) $750,000 or (b) 200% of the Average Daily Trading Value (as defined in the Equity Purchase Agreement). We cannot affect any sales under Equity Purchase Agreement that would exceed 1,000,000 shares of our common stock unless we receive shareholder approval to exceed the Exchange Cap.

In connection with the Equity Purchase Agreement, we agreed, among other things, to issue to Peak One Investments 75,000 shares of our common stock and file a registration statement registering the common stock issued or issuable to Peak One and Peak One Investments under the Equity Purchase Agreement, including the 75,000 shares of common stock issued to Peak One Investments under the Equity Purchase Agreement, for resale with within 60 calendar days of the Equity Purchase Agreement, as more specifically set forth in the Registration Rights Agreement. The registration statement of which this prospectus forms a part is being filed to satisfy the obligations under the Registration Rights Agreement.

The obligation of Peak One to purchase shares of our common stock under the Equity Purchase Agreement begins on the date of the satisfaction of the conditions set forth in the Equity Purchase Agreement (including that a registration statement that we agreed to file with the SEC pursuant to the Registration Rights Agreement is declared effective by the SEC and a final prospectus in connection therewith is filed with the SEC), and ends on the earlier of (i) the date on which Investor shall have purchased common stock pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount, (ii) thirty six (36) months after the date of the Equity Purchase Agreement, (iii) written notice of termination by us or (iv) our bankruptcy or similar event (the “Commitment Period”).

During the Commitment Period, the purchase price to be paid by Peak One for the common stock under the Equity Purchase Agreement will be 97% of the Market Price, which is defined as the lesser of the (i) closing bid price of the common stock on its principal market on the trading day immediately preceding the respective Put Date (as defined in the Agreement), or (ii) lowest closing bid price of the common stock during the Valuation Period (as defined in the Agreement), in each case as reported by Bloomberg Finance L.P or other reputable source designated by Peak One. The actual amount of proceeds the Company receives pursuant to each Put Notice is to be determined by multiplying the amount requested in the Put Notice by the applicable purchase price.

The net proceeds from sales, if any, under the Equity Purchase Agreement, will depend on the frequency and prices at which the Company sells shares to Peak One. To the extent the Company sells shares under the Equity Purchase Agreement, the Company currently plans to use any proceeds therefrom for strategic opportunities, increasing the staff and capabilities of the Company, working capital and other general corporate purposes.

The Equity Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, Peak One represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and we sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The Company has the right to terminate the Equity Purchase Agreement at any time after Commencement, other than under certain limited circumstances at no cost or penalty, upon written notice to Peak One. Neither the Company nor Peak One may assign or transfer its rights and obligations under the Equity Purchase Agreement, and no provision of the Equity Purchase Agreement may be modified or waived by the parties.

We do not know what the purchase price for our common stock will be or whether there will occur an exception to the Exchange Cap and therefore cannot be certain as to the number of shares we might issue to Peak One under the Equity Purchase Agreement after the date of this prospectus. Although the Equity Purchase Agreement provides that we may sell up to an aggregate of $10,000,000 of our common stock to Peak One, only 2,760,675 shares of our common stock are being registered for resale under this prospectus, which represents (i) the 500,000 Warrant Shares, (ii) the 1,210,675 Debenture Shares,, (iii) the Private Placement Commitment Shares, (iv) the 75,000 Equity Line Commitment Shares and (ii) 925,000 shares of our common stock that we may issue and sell to Peak One in the future under the Equity Purchase Agreement in accordance with the Exchange Cap, if and when we elect to sell shares of our common stock to Peak One under the Equity Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares of our common stock to Peak One under the Equity Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Equity Purchase Agreement. If all of such 2,760,675 shares of our common stock offered hereby were issued and outstanding as of the date of this prospectus, such shares would represent approximately 16.3% of the total number of outstanding shares of common stock and the 1,343,675 shares that we may issue and sell to Peak One in the future under the Equity Purchase Agreement would represent 7.9% of the outstanding shares of common stock. If we elect to issue and sell to Peak One under the Equity Purchase Agreement more than the 2,760,675 shares of our common stock being registered for resale by Peak One under this prospectus (assuming we have the right to do so under Nasdaq rules), which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Peak One is dependent upon the number of shares purchased by Peak One under the Equity Purchase Agreement.

Issuances of our common stock to Peak One under the Equity Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Peak One under the Equity Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Peak One under the Equity Purchase Agreement. See “Risk Factors.”

Exchange Cap

Under the applicable rules of the Nasdaq Stock Market, LLC and in accordance with the terms of the Equity Purchase Agreement and the Securities Purchase Agreement, the number of shares of the our common stock that may be issued upon conversion of the Debenture and exercise of the Warrants, and inclusive of the Commitment Shares and any shares issuable under and in respect of the Equity Purchase Agreement, dated February 7, 2023 between us and Peak One described below, is subject to an exchange cap (the “Exchange Cap”) of 19.99% of the outstanding number of shares of our common stock on the closing date, 2,760,675 shares, unless shareholder approval to exceed the Exchange Cap is approved.

In all instances, we may not sell shares of our common stock to the Selling Stockholders under the Equity purchase Agreement and the Securities Purchase Agreement if it would result in them beneficially owning more than 4.99% of the common stock (the “Beneficial Ownership Cap”).

Summary Risk Factors

Our business faces significant risks and uncertainties of which investors should be aware before making a decision to invest in our common stock. In addition to the risks described under the “Risk Factors” section of this prospectus, see the risk described under “Item 1A. Risk Factors” included in our most recent Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023.

If any of those risks are realized, our business, financial condition and results of operations could be materially and adversely affected.

The following is a summary of the more significant risks relating to the Company.

Risks Relating to our Financial Position and Capital Requirements

●	We could experience a shortfall in cash over the next twelve months.

●	Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

●	We have incurred net losses in prior periods and there can be no assurance that we will generate income in the future.

●	To date we have not generated revenue from SG DevCorp. Or SG Environmental.

●	An impairment of goodwill could have a material adverse effect on our financial condition and results of operations.

●	We will need to raise additional capital to fund our existing operations.

●	We must timely register the shares issuable under the Debenture and the Warrant.

●	We may not have an adequate number of shares of common stock authorized to complete future equity transactions.

Risks Relating to our Company

●	Our residential construction business is difficult to evaluate because we are currently focused on a new business model.

●	Our ability to meet our workforce needs is crucial to our results of operations and future sales and profitability.

●	We have a fixed cost base that will affect our profitability if our sales decrease.

●	A material disruption of our suppliers or SG Echo’s facilities could prevent us from meeting customer demand.

●	A natural disaster, the effects of climate change, or other disruptions at our SG Echo facility could adversely affect us.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	We are dependent on the services of key personnel, a few customers and vendors.

●	We currently are, and may in the future be, subject to legal proceedings or investigations.

●	The loss of one or a few customers or vendors could have a material adverse effect on us.

●	We currently are, and may in the future be, subject to legal proceedings or investigations.

●	We may have difficulty protecting our proprietary manufacturing processes.

Risks Relating to our Business and Industry

●	Changes in general economic conditions and geopolitical and other conditions may adversely impact our business.

●	Limited availability or increases in costs of transportation could adversely affect our business and operations.

●	Expansion of our operations may strain resources.

●	Our clients may adjust, cancel or suspend the contracts in our backlog.

●	Our liability for estimated warranties may be inadequate.

●	We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations.

●	The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate.

●	Our business depends on the construction industry and general business, financial market and economic conditions.

●	Our business relies on private investment and a slower than expected economy may adversely affect our results.

●	A material disruption at one of our suppliers’ facilities could negatively affect our overall financial results.

●	We are subject to risks regarding environmental, health and safety laws and regulations.

●	Our business may be subject to economic and political risks of operating and obtaining supplies from foreign countries.

●	Our operating results will be subject to fluctuations and are inherently unpredictable.

●	We are subject to cybersecurity.

●	We could suffer adverse tax and other financial consequences if we are unable to utilize our net operating loss carryforwards.

Risks Relating to the Construction Sector

●	We may be dependent upon third-party financing.

●	The construction industry is highly competitive.

●	There can be no assurance of market acceptance of Modules or modular construction techniques.

●	Government regulations and legal challenges may have a negative impact on our operations.

●	We could be exposed to potentially significant liability costs.

Risks Relating to SG DevCorp.

●	The SG DevCorp.’s success depends in part upon its ability to acquire suitable land parcels.

●	SG DevCorp. Operates in a highly competitive market for investment opportunities.

●	SG DevCorp.’s property portfolio has a high concentration of properties located in certain states.

●	There can be no assurance that the properties in SG DevCorp.’s development pipeline will be completed.

●	SG DevCorp.’s insurance coverage on its properties may be inadequate to cover any losses it may incur.

●	SG DevCorp. May not be able to secure sufficient modular units to complete its developments.

●	SG DevCorp.’s operating results may be negatively affected by potential development and construction delays.

●	SG DevCorp. Relies on third-party suppliers and long supply chains.

●	The construction of manufacturing facilities involves significant risks.

●	Discovery of previously undetected environmentally hazardous conditions may adversely affect SG DevCorp.

●	Legislative, regulatory, accounting or tax rules could adversely affect SG DevCorp.

●	SG DevCorp.’s is greatly affected by the performance of the real estate industry which is cyclical.

●	Fluctuations in real estate values may require SG DevCorp. To write-down the book value of its real estate assets.

●	Inflation could adversely affect SG DevCorp.’s business and financial results.

●	SG DevCorp. Could be impacted by its investments through joint ventures, which involve risks.

●	Risks associated with SG DevCorp.’s land and lot inventories could adversely affect its business or financial results.

●	SG DevCorp. May not be able to sell its real property assets when it desires.

●	Access to financing sources may not be available on favorable terms, or at all.

●	The Company’s plan to separate into two publicly companies is subject to various risks and it may not achieve benefits.

Risks Relating to the Medical Sector

●	Our medical sector is dependent on the availability and work of and skill of subcontractors.

Risks Relating to our Common Stock

●	Failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting.

●	Our stock price has been subject to fluctuations in the past, has recently been volatile and our stock is thinly traded.

●	The requirements of being a public company may strain our resources.

●	Sales of shares of our common stock, could cause the price of our common stock to decline and result in dilution.

●	Certain provisions of Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

●	We have availed ourselves of reduced disclosure requirements, which may make our common stock less attractive.

Risks Related to this Offering

●	We cannot predict the actual number of shares we will sell under the Equity Purchase Agreement to Peak One.

●	Investors who buy shares at different times will likely pay different prices.

●	The issuance of common stock to Peak One may cause substantial dilution to our existing stockholders.

●	Our management will have broad discretion over the use of the net proceeds.

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 2,760,675 shares of our common stock. None of the shares registered hereby are being offered for sale by us.

Securities offered by the Selling Stockholders

This prospectus covers the resale of a total of up to 2,760,675 shares of our common stock, consisting of:

●    75,000 shares of common stock issued to Peak One Investments upon the execution of the Equity Purchase Agreement as Equity Line Commitment Shares;

●    925,000 additional shares of common stock that we may sell to Peak One pursuant to the Equity Purchase Agreement from time to time after the registration statement that includes this prospectus is declared effective;

●    50,000 shares of common stock issued to Peak One upon the execution of the Securities Purchase Agreement as Private Placement Commitment Shares;

●    500,000 shares of common stock to be issued to Peak One upon exercise of Warrants; and

●    1,210,675 shares of common stock to be issued to Peak One upon conversion of the Debenture, including conversion of $88,000 of accrued interest.

Common stock outstanding prior to this offering	14,314,800 shares of common stock

Common stock to be outstanding after this offering, assuming exercise of the Warrants, conversion of the Debenture issued pursuant to the Securities Purchase Agreement and the issuance of the 1,343,675 shares to Peak One under the Equity Line	16,950,475 shares

Terms of the offering	The Selling Stockholders and any of its pledgees, assignees and successors-in-interest will determine when and how they sell the shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Use of Proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholders. However, we may receive proceeds of up to $10.0 million from the sale of our common stock to the Selling Stockholders under the Equity Purchase Agreement described above. We may also receive up to approximately $1,125,000 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 11 and the similarly entitled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “SGBX”.

Except as otherwise indicated herein, the number of shares of our common stock to be outstanding after this offering is based on 14,314,800 shares of common stock outstanding as of March 31, 2023 and excludes:

●	36,436 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $78.71 per share;

●	2,525,520 shares of common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $4.89 per share;

●	792,000 shares of common stock issuable upon the conversion of outstanding convertible notes, , inclusive of accrued interest at 8% per annum and assuming a conversion price of $1.50 per share; and

●	37,834 shares of common stock reserved for future issuance under our equity incentive plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly report on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Securities Purchase Agreement to Peak One, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Securities Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to Peak One at any time throughout the term of the Securities Purchase Agreement. The actual number of shares that are sold to Peak One may depend on a number of factors, including the market price of the common stock during the sales period. Actual gross proceeds may be less than $10,000,000, which may impact our future liquidity. Because the price per share of each share sold to Peak One will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the Equity Line, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Peak One. Similarly, Peak One may sell such shares at different time and at different prices. Investors may experience a decline in the value of the shares they purchase from Peak One in this offering as a result of sales made by us in future transactions to Peak One at prices lower than the prices they paid.

The issuance of common stock to Peak One may cause substantial dilution to our existing stockholders and the sale of such shares acquired by Peak One could cause the price of our common stock to decline.

We are registering for resale by Peak One up to 2,760,675 shares of common stock, consisting of 75,000 Equity Line Commitment Shares, 50,000 Private Placement commitment Shares, 500,000 Warrants Shares, 1,210,675 Debenture Shares and an additional 925,000 shares of common stock that we may issue and sell to Peak One pursuant to the terms of the Securities Purchase Agreement from time-to-time. The number of shares of our common stock ultimately offered for resale by Peak One under this prospectus is dependent upon the number of shares issued to Peak One pursuant to the Securities Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to Peak One may cause the trading price of our common stock to decline.

Peak One is irrevocably bound to purchase up to the 925,000 shares of our common stock being registered for resale herby providing the conditions set forth in the Equity Purchase Agreement are met and, following receipt by Peak One of shares of our common stock issued to Peak One under the Securities Purchase Agreement, Peak One may sell all, some or none of such shares. The sale of a substantial number of shares of our common stock by Peak One in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.

Our cash requirements may vary from those now planned, depending upon numerous factors, including the results of future research and development activities. We expect our expenses to increase if and when we commence development of our properties. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 25,000,000 shares of our common stock and shares of preferred stock. In certain circumstances, the common stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of preferred stock and common stock. In addition, the issuance of certain securities, including pursuant to the terms of our stockholder rights plan, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

Future sales of our common stock could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act.

Because we will not declare cash dividends on our common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our common stock, if any, will provide a return to investors in this offering. See “Dividend Policy.”

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Peak One, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion over the use of proceeds we receive from sales of our common stock to Peak One. We intend to use the net proceeds we receive from such sales for working capital and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our common stock to decline and impair the commercialization of our products and/or delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our most recent Form 10-K entitled “Business,” and in the Form 10-K and the subsequent Forms 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

USE OF PROCEEDS

We will not receive any proceeds upon the sale of the shares of common stock by the Selling Stockholders in this offering. We may receive up to $10,000,000 in gross proceeds if we issue to Peak One shares issuable pursuant to the Equity Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Peak One pursuant to the Equity Purchase Agreement would be up to $9,800,000 over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Peak One under the Equity Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable purchase to the Equity Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. It is possible that no shares will be issued under the Equity Purchase Agreement.

We will receive approximately $1,125,000 million of proceeds if all the Warrants are exercised for cash.

We currently intend to use any proceeds we receive for working capital and other general corporate purposes. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering.

We will pay the expenses of registration of the shares of our common stock covered by this prospectus, including legal and accounting fees.

The prices at which the shares of common stock are covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated the mailing address of each of the Selling Stockholders below is c/o Safe & Green Holdings Corp., 990 Biscayne Blvd., #501, Office 12, Miami, FL 33132. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, the Company believes the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

The following table sets forth certain information, as of March 29, 2023, with respect to the beneficial ownership of our common stock by each of the following:

●	each person who is known by us to be the beneficial owner of more than 5% of our outstanding stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

As of March 29, 2023, we had 14,314,800 shares of common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name of Beneficial Owner(1)	Stock	RSU	Owned	Ownership
Executive Officers & Directors
Paul M. Galvin, Chairman and Chief Executive Officer(2)	384,679	95,810	480,489	3.3%
Yaniv Blumenfeld, Director(3)	44,029	7,791	51,820	*
Christopher Melton, Director(4)	27,405	9,610	37,015	*
Elizabeth Cormier-May, Director	—	—	—	*
William Rogers(6)	94,807	28,627	123,434	*
Gerald Sheeran, Former Acting Chief Financial Officer(6)	45,908	42,092	88,000	*
David Villarreal, Director (7)	9,895	6,939	16,834	*
Shafron Hawkins	—	—	—	—
All Named Executive Officers and Directors, as a group (9 persons)	606,723	190,869	797,592	5.57%
Greater than 5% stockholders other than executive officers and directors
Group One Trading, LP(8)	1,307,907			9.14%
John William Shaw(9)	3,148,500			20.92%

*	Less than 1% ownership interest.

(1)	The number of shares and the percent beneficially owned by each entity or individual are based upon 14,314,800 shares of common stock outstanding and assume the exercise of all exercisable options and vesting of all outstanding time-based restricted stock units (including those that would be exercisable or vested within 60 days of March 29, 2023). The percent beneficially owned is a fraction, the numerator of which is the number of shares of common stock beneficially owned by each entity or individual (including any exercisable options, as described herein) and the denominator of which is the number of outstanding shares of common stock plus the number of shares of common stock which would be issued upon (i) exercise by the subject entity or individual of such entity or individual’s own options and warrants and (ii) vesting of outstanding time-based restricted stock units. This method of computing the percent beneficially owned results in the aggregate ownership percentages of all owners exceeding 100%.

(2)	Includes 384,172 shares of common stock held directly by Mr. Galvin and 507 shares held by TAG Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in the Company. Mr. Galvin is a managing member of and has a controlling interest in TAG and may be deemed to beneficially own the share of common stock held by TAG, over which he has shared voting and dispositive power. Mr. Galvin disclaims beneficial ownership of the shares of common stock held by TAG except to the extent of his pecuniary interest therein. Also includes 23,800 options to purchase our common shares presently exercisable or exercisable within 60 days of March 29, 2023. Includes 72,010 in vested RSUs and does not include 275,000 unvested RSUs that will not vest within 60 days of March 29, 2023.

(3)	Includes 44,029 shares of common stock directly held by Mr. Blumenfeld. Includes 7,791 in vested RSUs and does not include 15,896 unvested RSUs that will not vest within 60 days of March 29, 2023.

(4)	Includes 20 shares of common stock held in Mr. Melton’s retirement account, which Mr. Melton indirectly owns, and 27,385 shares of common stock held directly by Mr. Melton. Includes 833 options held by Mr. Melton to purchase our common stock presently exercisable or exercisable within 60 days of March 29, 2023. Includes 8,777 in vested RSUs and does not include 15,000 unvested RSUs that will not vest within 60 days of March 29, 2023.

(5)	Includes 94,807 shares of common stock directly held by Mr. Rogers. Includes 28,627 in vested RSUs and does not include 58,333 unvested RSUs that will not vest within 60 days of March 29, 2023.

(6)	Includes 45,908 shares of common stock held by Mr. Sheeran. Also includes 1,250 options to purchase common stock presently exercisable or exercisable within 60 days of March 29, 2023. Includes 40,842 in vested RSUs.

(7)	Includes 9,895 shares of common stock directly held by Mr. Villarreal. Includes 6,939 in vested RSUs and does not include 15,000 unvested RSUs that will not vest within 60 days of March 29, 2023.

(8)	Information is based upon a Schedule 13G filed with the SEC on June 3, 2022 by Kyle Tondo-Kramer, the Chief Compliance Officer of Group One Trading, LP. The address of Group One Trading, LP is 425 S. Financial Place, Suite 3400, Chicago, Illinois 60605.

(9)	Information is based upon a Schedule 13D filed with the SEC on March 29, 2023 by John William Shaw. The address of Mr. Shaw is 1005 E. Las Tunas Drive, #116, San Gabriel, California 91776. This amount (a) includes the rights to purchase 734,500 shares in the aggregate that are exercisable subject to various call option contracts and (b) excludes short put option contracts pursuant to which the Reporting Person may be required to purchase up to 1,306,100 shares in the aggregate.

SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the Selling Stockholders identified in the table below, including its pledgees, donees, transferees, assigns or other successors in interest, of up to an aggregate 2,760,675 shares of our common stock, which includes (i) 75,000 shares of common stock issued to Peak One Investments upon the execution of the Equity Purchase Agreement as Equity Line Commitment Shares; (ii) 925,000 additional shares of common stock that we may sell to Peak One pursuant to the Equity Purchase Agreement from time to time after the registration statement that includes this prospectus is declared effective;; (iii) 50,000 shares of common stock issued to Peak One upon the execution of the Securities Purchase Agreement as Private Placement Commitment Shares; (iv) 500,000 shares of common stock to be issued to Peak One upon exercise of Warrants; and (v) 1,210,675 shares of common stock to be issued to Peak One upon conversion of the Debenture, including conversion of $88,000 of accrued interest. Peak One Investments is the General Partner of Peak One, both of which are Delaware entities.

We have also agreed to cause this registration statement to become effective and to keep such registration statement continuously effective. See also “Description of Our Securities—Stockholder Registration Rights.”

The Selling Stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Number of Shares of Common Stock Being Offered” in the table below. The table below has been prepared based upon information furnished to us by the Selling Stockholders as of the dates represented in the footnotes accompanying the table. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of its shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The following table and footnote disclosure following the table sets forth the name of the Selling Stockholders, the nature of any position, office or other material relationship, if any, that the Selling Stockholders have had within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholders before this offering. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after March 31, 2023 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us that the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Except for transactions related Equity Purchase Agreement and he Securities Purchase Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

We have assumed that all shares of common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of common stock that will be held by the Selling Stockholders upon termination of the offering covered by this prospectus because the Selling Stockholders may offer some, all or none of the shares of common stock being offered in the offering. Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

For purposes of the table below, 14,314,800 shares of common stock are outstanding as of March 31, 2023.

	Shares of Common Stock Beneficially Owned Before this		Maximum Number of Shares of Common Stock		Shares of Common Stock to Be Beneficially Owned Upon Completion of this Offering
	Offering Number		Being Offered		Number(2)	Percentage(1)
Selling Stockholders
Peak One Opportunity Fund L.P. and Peak One Investments, LLC(2)	714,308	(1)	2,760,675	(2)	—0	—	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This number represents the 75,000 Equity Line Commitment Shares we issued to Peak One Investments in February 2023, the 50,000 Private Placement Commitment Shares we issued to Peak One in February 2023 and an additional 589,308 shares of common stock that Peak One may acquire upon exercise of Warrants or conversion of the Debenture. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Peak One may be required to purchase under the Equity Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Equity Purchase Agreement, the satisfaction of which are entirely outside of Peak One’s control, including the registration statement that includes this prospectus becoming and remaining effective. Also, the Equity Purchase Agreement and Securities Purchase Agreement prohibits us from issuing and selling any shares of our common stock to Peak One to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Peak One, would cause Peak One’s beneficial ownership of our common stock to exceed the 4.99 Beneficial Ownership Cap. The Equity Purchase Agreement and the Securities Purchase Agreement also prohibit us from issuing or selling shares of our common stock such agreements in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under such agreements.

(2)	Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that the Selling Stockholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Pursuant to the registration rights agreement that we entered into with respect to the Private Placement, we agreed to keep this prospectus effective until the Selling Stockholders do not own any Warrants Shares, Debenture Shares or Private Placement Commitment Shares. Pursuant to the registration rights agreement that we entered into with respect to the Equity Purchase Agreement we agreed to keep this prospectus effective until the earlier (i) the date as of which the Selling Stockholders may sell all of the Equity Line Commitment Shares and shares of common stock that have been or may be issued to them under such agreement without restriction pursuant to Rule 144 promulgated under the Securities and (ii) the date on which the Selling Stockholders shall have sold all such securities. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR SECURITIES

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our common stock, par value $0.01 per share (the “common stock”).

General

The following is a description of the material terms of our common stock.  This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”). We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.

Description of common stock

Authorized Shares of common stock.   We currently have authorized 25,000,000 shares of common stock.

Voting.  Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Our directors are elected by a plurality of the votes cast by the stockholders entitled to vote at our annual meeting of stockholders.

Dividends.  Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive dividends ratably when, as and if declared by our Board of Directors, out of funds legally available for that purpose. We have not paid any dividends on our common stock and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Liquidation. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Rights and Preferences.  The holders of our common stock have no preemptive, subscription or redemption rights pertaining to our common stock and have no rights to convert their common stock into any other securities. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of our common stock be issued. In addition, the rights of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.  See “Risk Factors” section in the Form 10-K for a further description of risks related to our common stock.

Fully Paid and Nonassessable.  All of our issued and outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, such negotiation could result in an improvement of the terms of such proposals.

Certificate of Incorporation and Bylaws

Certain provisions set forth in our Certificate of Incorporation, our Bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Proposals of business and nominations. Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 3.16 requires stockholders intending to submit proposals or nominations at a stockholders meeting to provide us with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 3.16 provides a time period during which business or nominations must be provided to us that will create a predictable window for the submission of such notices, eliminating the risk that we find a meeting will be contested after printing its proxy materials for an uncontested election and providing us with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock. Our Board of Directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies. Our Bylaws generally provide that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

While the foregoing provisions of our Certificate of Incorporation, Bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset, stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of Section 203 to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Listing of Common Stock on the Nasdaq Capital Market

Our common stock is currently listed on the Nasdaq Capital Market under the trading symbol “SGBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. The transfer agent’s principal business address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

Debenture and Warrants Overview

On February 7, 2023, we closed the Private Placement of $1,100,000 in principal amount of our 8% convertible Debenture and the Warrants to purchase up to 500,00 shares of our common stock to Peak One. Pursuant to the Securities Purchase Agreement, the Debenture was sold to Peak One for a purchase price of $1,000,000, representing an original issue discount of ten percent (10%).

Debenture

See “Recent Developments–Private Placement Offering of Common Stock, Debenture and Warrants” for a description of the outstanding Debenture.

Warrants

See “Recent Developments–Private Placement Offering of Common Stock, Debenture and Warrants” for a description of the outstanding Warrants.

Stockholder Registration Rights

Registration Rights Agreement–Private Placement

We entered into a Registration Rights Agreement, dated February 7, 2023, with Peak One where we agreed to file a registration statement within 60 days of the date of the Securities Purchase Agreement to register the shares of our common stock issuable underlying the Debenture and the Warrants as well as the Commitment Shares with the SEC. The registration statement of which this prospectus forms a part is being filed to satisfy the obligations under this Registration Rights Agreement.

Registration Rights Agreement–Equity Line

In connection with the Equity Purchase Agreement, we agreed, among other things, to issue to Peak One Investments 75,000 shares of our common stock and pursuant to a Registration Rights Agreement to file a registration statement registering the common stock issued or issuable to Peak One and Peak One Investments under the Equity Purchase Agreement, including the 75,000 shares of common stock issued to Peak One Investments under the Equity Purchase Agreement, for resale with within 60 calendar days of the Equity Purchase Agreement, as more specifically set forth in the Registration Rights Agreement. The registration statement of which this prospectus forms a part is being filed to satisfy the obligations under this Registration Rights Agreement.

The obligation of Peak One to purchase shares of our common stock under the Equity Purchase Agreement begins on the date of the satisfaction of the conditions set forth in the Equity Purchase Agreement (including that a registration statement that we agreed to file with the SEC pursuant to the Registration Rights Agreement is declared effective by the SEC and a final prospectus in connection therewith is filed with the SEC), and ends on the earlier of (i) the date on which Investor shall have purchased common stock pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount, (ii) thirty six (36) months after the date of the Equity Purchase Agreement, (iii) written notice of termination by us or (iv) our bankruptcy or similar event (the “Commitment Period”).

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus is being passed upon by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2021, and for the years then ended, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about Safe & Green Holdings Corp. is contained at our website, www.safeandgreenholdings.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC. The following Corporate Governance documents are also posted on our website: Code of Ethics and the Charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) the date of this prospectus and before the completion of the offerings of the shares of our common stock included in this prospectus.

●	Our Annual Report on Form 10-K (File No. 001-38037) for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023;

●	Our Current Reports on Form 8-K (File No. 001-38037) filed with the SEC on January 6, 2023, January 9, 2023, January 23, 2023, February 6, 2023, February 7, 2023, February 13, 2023, February 14, 2023, February 16, 2023 and April 5, 2023; and

●	The description of our common stock set forth in our registration statement on March 20, 2017 (File No. 000-38037), as updated by the description of our common stock filed as Exhibit 4.9 to our Annual Report on Form 10-K (File No. 001-38037) for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and the and the documents we file with the SEC that are incorporated by reference herein, but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Safe & Green Development Corp., Attn: Paul Galvin, Chief Executive Officer and Chief Financial Officer, 990 Biscayne Blvd, Suite 501, Office 12, Miami, Florida 33132, or telephoning us at (646) 240-4235.

You should rely only on information contained in, or incorporated by reference into, this prospectus and the documents we file with the SEC that are incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

SAFE & GREEN HOLDINGS CORP.

[________] Shares of Common Stock

[________] Shares of Common Stock Underlying a Debenture

500,000 Shares of Common Stock Underlying Warrants

PROSPECTUS

April     , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

	Amount
SEC registration fee	$
Legal fees and expenses		20,000
Accountant’s fees and expenses		5,000
Printing and engraving expenses		2,000
Miscellaneous
Total		$30,000

(1)	These fees are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Item 14.    Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper benefit.

Our amended and restated certificate of incorporation, as amended, provides for indemnification of our directors and executive officers to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the DGCL.

We have entered into indemnification agreements with each of our current directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

On February 7, 2023, we entered into a securities purchase agreement with Peak One Opportunity Fund, L.P., pursuant to which, among other things, we sold to Peak One Opportunity Fund, L.P warrants to purchase up to 500,000 shares of our common stock in a private placement and a debenture in the principal amount of $1,00,000 which is convertible into shares of common stock at a conversion price of $1.50 per share. We also entered into an equity purchase agreement on the same date pursuant to which we issued to Peak One 75,000 shares of common stock and up to $10,000,000 of additional shares of common stock that we may put to Peak One Opportunity Fund, L.P. The maximum number of shares of common stock that currently may be issued under both agreements is 2,760,675, which takes into account the Exchange Cap specified in such agreements

On October 25, 2021 in connection with a registered direct offering of our common stock and pre-funded warrants to purchase shares of common stock, we entered into a securities purchase agreement with an institutional investor (the “Purchaser”), pursuant to which, among other things, we sold to the Purchaser warrants (the “Warrants”) to purchase up to 1,898,630 shares of our common stock in a private placement. No separate consideration was paid for the issuance of the Warrants.

On June 10, 2020, the Company entered into an Exchange Agreement with an accredited investor to exchange a promissory note issued to him by the Company, dated February 4, 2020, in the principal amount of $200,000, together with the interest accrued thereon, for 73,665 shares of the Company’s common stock (the “Shares”). The Shares are restricted from transfer for a period of six months from their issuance.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Exhibit Index

Exhibit No.	Description
2.1	Order Confirming Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563).
2.2	Disclosure Statement for Amended Plan of Reorganization for Safe & Green, et al. under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
2.3	Order of the Bankruptcy Court for the Southern District of New York Approving the Disclosure Statement and Setting Plan of Reorganization Confirmation Deadlines (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 7, 2016 (File No. 000-22563)).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 28, 2017 (File No. 000-22563)).
3.4	Certificate of Amendment to Certificate of Designation, dated May 11, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 12, 2017 (File No. 001-38037)).
3.5	Certificate of Elimination of Series A Convertible Preferred Stock, dated December 13, 2018 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 17, 2018 (File No. 001-38037)).
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated June 5, 2019 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2019 (File No. 001-38037)).
3.7	Form of Certificate of Designation of the Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.7 to the Registration Statement on Form S-1/A as filed by the Registrant with the Securities and Exchange Commission on December 9, 2019 (File No. 333-235295))
3.8	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 5, 2020 (File No. 001-38037)).

3.9	Amended and Restated Bylaws of the Company dated June 4, 2021 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 7, 2021 (File No. 001-38037)).
3.10	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 22, 2022 (File No. 001-38037)).
4.1	Form of Warrant to Purchase Common Stock (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 14, 2017 (File No. 001-38037)).
4.2	Form of Indenture (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-3 as filed by the Registrant with the Securities and Exchange Commission on December 18, 2018 (File No. 333-228882)).
4.3	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).
4.4	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).
4.5	Form of Representative’s Warrant Agreement (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 31, 2019 (File No. 001-38037)).
4.6	Form of 9% Secured Note (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)
4.7	Form of Representative’s Warrant (incorporated herein by reference to Exhibit 4.14 to the Registration Statement on Form S-1/A filed by the Registrant with the Securities and Exchange Commission on May 5, 2020 (File No. 333-237682)).
4.8	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.15 to the Registration Statement on Form S-1/A filed by the Registrant with the Securities and Exchange Commission on May 5, 2020 (File No. 333-237682)).
4.9	Description of Securities (incorporated herein by reference to Exhibit 4.9 to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
4.10	Debenture, dated February 7, 2023, in the principal amount of $1,100,000 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
4.11	Warrant, dated February 7, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
5.1*	Legal opinion of Blank Rome LLP
10.1#	Form of the Company Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).
10.2#	Form of the Company Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 1, 2016 (File No. 000-22563)).

10.3#	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017 (File No. 333-215922)).
10.4#	SG Blocks, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 as filed by the Registrant with the Securities and Exchange Commission on February 6, 2017 (File No. 333-215922)).
10.5#	Executive Employment Agreement, effective as of January 1, 2017, between Paul M. Galvin and the Company (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on March 14, 2017 (File No. 000-22563)).
10.16#	Amendment No. 1 to the SG Blocks, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 5, 2018 (File No. 001-38037)).
10.17#	Form of SG Blocks, Inc. Restricted Share Unit Agreement (Non-Employee Directors) (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 30, 2018 (File No. 001-38037)).
10.18#	Form of Restricted Share Unit Agreement (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).
10.19#	Form of Restricted Share Unit Agreement (Special Bonus) (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).
10.20	Exclusive License Agreement, entered into as of October 3, 2019 by and between the Company and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))
10.21	Loan Agreement and Promissory Note, dated effective October 3, 2019, between the Company, as lender, and CPF GP 2019-1 LLC, as borrower (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))
10.22	Right of First Refusal Agreement, entered into as of October 9, 2019 by and between the Company and CMC Development LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))
10.23	Amendment to Loan Agreement and Promissory Note between the Company and CPF GP 2019-LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))
10.24	Second Amendment to Loan Agreement and Promissory Note dated November 7, 2019 between CPF GP 2019-1 LLC and Safe & Green (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).

10.25	Amendment No. 1 to Exclusive License Agreement, entered into as of October 3, 2019 by and between the Company and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q as filed by the Registrant with the Securities and Exchange Commission on November 14, 2019 (File No. 001-38037))
10.26	Waiver of Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 13, 2019 (File No. 001-38037)).
10.27	Promissory Note, dated January 21, 2020, issued by CPF GP 2019-1 LLC to the Company (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)
10.28	Promissory Note, dated January 21, 2020, issued by CPF GP 2019 -1 LLC to Paul Galvin (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)
10.29	Security Agreement, by and among CPF GP 2019-1 LLC, the Company and Paul Galvin, dated January 21, 2020 (incorporated herein by reference to Exhibit 10.3 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)
10.30	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)
10.31	Form of Pledge Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)
10.32	Distributorship Agreement between Osang Healthcare Co., Ltd. and the Company, effective as of April 28, 2020 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037))
10.33	Amendment to Distributorship Agreement between Osang Healthcare Co., Ltd. and the Company, dated April 30, 2020 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.34	Agreement between Osang Group Co. Ltd. and the Company, dated May 1, 2020 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037)).
10.35#	Amendment No. 2 to the SG Blocks, Inc. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 25, 2020 (File No. 001-38037))
10.36#	Asset Purchase Agreement by and between SG Echo, LLC and Echo DCL, LLC, dated September 17, 2020 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2020 (File No. 001-38037)).
10.37	Unimproved Property Contract, dated February 25, 2021, by and between the Company and Northport Harbor LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on May 11, 2021 (File No. 001-38037)).
10.38	Settlement and Mutual Release Agreement, dated June 15, 2021, by and among CPF GP 2019-1 LLC, Capital Plus Financial, LLC and the Company (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.39	Termination of Exclusive License Agreement, effective June 15, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).

10.40	Assignment of Limited Rights Under Membership Interest Redemption Agreement, dated June 15, 2021, by and among Capital Plus Financial, LLC, the Company and CPF GP 2019-1 LLC (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 21, 2021 (File No. 001-38037)).
10.41	Operating Agreement by and between SGB Development Corp., Jacoby Development, Inc. and JDI-Cumberland Inlet. LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.42	Fabrication and Building Services Agreement by and between JDI-Cumberland Inlet, LLC and SG Echo, LLC, dated June 24, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on June 28, 2021 (File No. 001-38037)).
10.43	Real Estate Lien Note, dated July 14, 2021, in the principal amount of $2,000,000 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.44	Deed of Trust, dated July 14, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.45	Assignment of Leases and Rents, dated July 8, 2021 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 19, 2021 (File No. 001-38037)).
10.46#	Amendment No. 3 to the SG Blocks, Inc. Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed by the Registrant with the Securities and Exchange Commission on July 14, 2021 (File No. 001-38087)).
10.47#	Employment Agreement, dated September 27, 2021, between the Company and William Rogers (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 1, 2021 (File No. 001-38037)).
10.48#	Employment Agreement, dated September 30, 2021, between the Company and Gerald Sheeran (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 1, 2021 (File No. 001-38037)).
10.49	Placement Agency Agreement, dated as of October 25, 2021, by and between the Company and the Placement Agent (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 26, 2021 (File No. 001-38037)).
10.50	Form of Securities Purchase Agreement, dated as of October 25, 2021 by and between the Company and the Purchaser named therein (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on October 26, 2021 (File No. 001-38037)).
10.51	Lease Agreement by and between SG Echo LLC and May Properties, LLC, dated October 28, 2021 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.52	Guaranty by the Company dated October 28, 2021 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.53	Loan Agreement by and among SG Echo LLC, The Durant Industrial Authority and the Company, as guarantor, dated October 29, 2021 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).
10.54	Forgivable Promissory Note, dated October 29, 2021, issued by SG Echo LLC (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on November 2, 2021 (File No. 001-38037)).

10.55#	Amendment to Employment Agreement, dated July 5, 2022, between the Company and Paul Galvin (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on July 8, 2022 (File No. 001-38037)).
10.56#	Employment Agreement between SG Blocks, Inc. and Marc Brune, dated September 1, 2022, between SG Blocks, Inc. and (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on September 1, 2022 (File No. 001-38037)).
10.57	Fabrication Agreement between SGB Development Corp. and SG Echo, LLC, dated December 2, 2022, (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on December 6, 2022 (File No. 001-38037)).
10.58#	Employment Agreement, dated February 3, 2023, between Safe and Green Development Corporation and David Villarreal (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 6, 2023 (File No. 001-38037)).
10.59	Securities Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.60	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.61	Equity Purchase Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
10.62	Registration Rights Agreement, dated February 7, 2023, by and between the Company and Peak One Opportunity Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on February 7, 2023 (File No. 001-38087)
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
23.1*	Consent of Whitley Penn LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Blank Rome LLP (see Exhibit 5.1 above)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File as the XBRL tags are embedded within the Inline XBRL document (incorporated herein by reference to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
101.SCH	XBRL Taxonomy Extension Schema Document (incorporated herein by reference to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (incorporated herein by reference to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (incorporated herein by reference to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
101.LAB	XBRL Taxonomy Extension Label Linkbase Document (incorporated herein by reference to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (incorporated herein by reference to the Annual Report on Form 10-K as filed by the Registrant with the Securities and Exchange Commission on March 31, 2023 (File No. 001-38037)).
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107*	Filing Fee Table

*	Filed herewith.

#	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)	That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, April 5, 2023.

SAFE & GREEN HOLDINGS CORP.

By:	/s/ Paul Galvin
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Galvin, as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul M. Galvin	Chairman, Chief Executive Officer and Interim Chief Financial Officer	April 5, 2023
Paul M. Galvin	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Yaniv Blumenfeld	Director	April 5, 2023
Yaniv Blumenfeld

/s/ David Villarreal	Director	April 5, 2023
David Villarreal

/s/ Christopher Melton	Director	April 5, 2023
Christopher Melton

/s/ Shafron E. Hawkins	Director	April 5, 2023
Shafron E. Hawkins

/s/ Elizabeth Cormier-May	Director	April 5, 2023
Elizabeth Cormier-May